UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2007, the board of directors of H2Diesel Holdings, Inc. appointed Cary J. Claiborne to serve as Chief Financial Officer. Mr. Claiborne will report to David A. Gillespie, our President and Chief Executive Officer.

Since December 2004, Mr. Claiborne, 47, has been the Chief Financial Officer of Osiris Therapeutics, Inc. where he led the Company’s finance and information technology organizations and served as a strategic business partner to the Chairman of the Board and CEO. Prior to joining Osiris, he was the Vice President, Financial Planning and Analysis at Constellation Energy, a diversified energy company, from December 2001 to June 2004. At Constellation he oversaw a budget consisting of $12 billion in revenue and over $500 million in net income. Additionally, from April 2000 to July 2001, Mr. Claiborne was the Vice President, Financial Planning & Analysis, at the Home Depot Corporation, where he oversaw a budget of $46 billion in revenue and $3 billion in net income. Mr. Claiborne was also the Vice President, Financial Planning & Analysis, at MCI Worldcom Corporation from 1997 to 2000 where he supervised the financial planning and analysis activities for MCI’s Core Communications group. Mr. Claiborne received his BSBA from Rutgers University and his MBA from Villanova University.

In connection with his appointment, we entered into an employment agreement with Mr. Claiborne, effective December 1, 2007, similar to the employment agreements with our other senior executive officers. Under the employment agreement, the Board granted Mr. Claiborne options to purchase 750,000 shares of the Company’s common stock at an exercise price of $4.00 per share, the fair market value of the Company’s common stock on the grant date of December 1, 2007 and restricted stock in the amount of $75,000. The stock options and the restricted stock will vest incrementally through 2010. The options expire on December 1, 2017, unless sooner exercised.

A copy of the employment agreement with Mr. Claiborne is attached as Exhibit 10.1 and a copy of the press release announcing Mr. Claiborne’s appointment is attached as Exhibit 99.1.

Item 1.02. Termination of a Material Definitive Agreement

On January 7, 2008, we received written notice from Xethanol Corporation (“Xethanol”) that it was terminating the Stock Purchase and Termination Agreement, dated October 5, 2007 and as amended November 13, 2007, between us, our wholly-owned subsidiary H2Diesel, Inc. and Xethanol (the “Termination Agreement”), effective January 17, 2008.

As a result of the termination, Xethanol will remain a 32.2% owner of our shares (after the closing of our latest common stock offering in December 2007) and all of our existing agreements with Xethanol will remain in effect.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated as of December 18, 2007 between Cary Claiborne and H2Diesel Holdings, Inc.

99.1	Press Release regarding Cary Claiborne.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 11, 2008	/s/ Cary J. Claiborne
Name: Cary J. Claiborne Title: Chief Financial Officer